Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of September 18, 2008, between Bowne & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon, a New York banking corporation (formerly known as The Bank of New York, a New York banking corporation), as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 24, 2003 (the “Original Indenture”), providing for the issuance of 5.00% Convertible Subordinated Debentures due October 1, 2033 (the “Securities”) and has heretofore executed and delivered to the Trustee a Supplemental Indenture, dated as of August 19, 2008 (the “First Supplemental Indenture”; the Original Indenture and the First Supplemental Indenture, together, the “Indenture”).

WHEREAS, the First Supplemental Indenture modified the Original Indenture and added certain covenants and other provisions for the benefit of the Holders;

WHEREAS, the Company desires to add certain covenants and further modify the Indenture for the benefit of the Holders;

WHEREAS, pursuant to Section 8.1 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture; and

WHEREAS, all things necessary for the execution of this Second Supplemental Indenture, and to make this Second Supplemental Indenture a valid supplement to the Indenture according to its terms and a valid and binding agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendment to Section 1.1 of the Indenture. Section 1.1 of the Indenture shall be amended to include the following definitions:

“Additional Shares” has the meaning specified in Section 12.8.

“Effective Date” means the date on which the Make-whole Fundamental Change occurs or becomes effective.

“Make-whole Fundamental Change” has the meaning specified in Section 12.8.

“Stock Price” means, with respect to a Make-whole Fundamental Change, either: (i) the cash amount paid per share of Common Stock if holders of Common Stock receive only cash in such Make-whole Fundamental Change or, if holders of Common Stock do not receive only cash in such Make-whole Fundamental Change, (ii) the average of the Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Effective Date of such Make-whole Fundamental Change.

3. Amendment to Section 2.2 of the Indenture. The following amendments shall be made to the form of Security set forth in Section 2.2 of the Indenture:

3.1 The first paragraph on the face of the form of Security on page 23 of the Original Indenture shall be amended by replacing the first sentence thereof with the following:

“Bowne & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to      , or registered assigns, the principal sum of      United States Dollars (U.S. $     ) [if this Security is a Global Security, then insert: (which principal amount may from time to time be increased or decreased to such other principal amounts (which, taken together with the principal amounts of all other Outstanding Securities, shall not exceed $90,000,000) by adjustments made on the records of the Trustee hereinafter referred to in accordance with the Indenture)] on October 1, 2033 and to pay interest thereon, from September 24, 2003, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year (each, an “Interest Payment Date”), commencing April 1, 2004, at the rate of 5.00% per annum, until October 1, 2008, at the rate of 6.00% per annum from October 1, 2008 until October 1, 2010, and at the rate of 5.00% per annum from October 1, 2010 until the principal hereof is due, and at the rate per annum then in effect on any overdue principal and premium, if any, and, to the extent permitted by law, on any overdue interest and Additional Interest, if any.”

3.2 The third paragraph on the reverse of the form of Security on page 25 of the Original Indenture shall be amended by replacing the first sentence thereof with the following:

“The initial Conversion Rate is 54.1126 shares of Common Stock per $1,000 principal amount. For the period from October 1, 2008 until October 1, 2010, the Conversion Rate shall be 62.5 shares of Common Stock per $1,000 principal amount. After such period, the Conversion Rate shall be 54.1126 shares of Common Stock per $1,000 principal amount. Notwithstanding anything to the contrary contained herein, the Conversion Rate shall, at all times, be subject to adjustment in connection with certain events described in the Indenture. ”

The amendments to the form of Security made hereby shall not impair the validity of Outstanding Securities the forms of which do not conform to such amendment.

4. Amendment to Section 3.1 of the Indenture. Section 3.1 of the Indenture shall be amended by replacing the second sentence of the second paragraph thereof with the following:

“Their Stated Maturity shall be October 1, 2033 and they shall bear interest on their principal amount from September 24, 2003, payable semi-annually in arrears on April 1 and October 1 in each year, commencing April 1, 2004, at the rate of 5.00% per annum until October 1, 2008, at the rate of 6.00% per annum from October 1, 2008 until October 1, 2010, and at the rate of 5.00% per annum from October 1, 2010 until the principal thereof is due, and at the rate per annum then in effect on any overdue principal and, to the extent permitted by law, on any overdue interest; provided, however, that payments shall only be made on a Business Day as provided in Section 1.12.”

5. Amendment to Section 12.2 of the Indenture. Section 12.2 of the Indenture shall be amended by replacing the first and second sentences thereof with the following:

“The number of shares of Common Stock issuable upon conversion of a Security (the “Conversion Rate”) shall initially be 54.1126 shares of Common Stock per $1,000 principal amount of Securities. For the period from October 1, 2008 until October 1, 2010, the Conversion Rate shall be 62.5 shares of Common Stock per $1,000 principal amount of Securities. After such period, the Conversion Rate shall be 54.1126 shares of Common Stock per $1,000 principal amount. Notwithstanding anything to the contrary contained herein, the Conversion Rate shall, at all times, be subject to adjustment in connection with certain events described in Sections 12.6 and 12.8 hereof. The Company shall notify the Trustee of each date on which the Securities become convertible pursuant to Section 12.1 (and of whether an adjustment of the Conversion Rate shall take effect pursuant to Section 12.8 in respect of an event contemplated by Section 12.1(7)) and of each date on which the Securities are no longer convertible pursuant to Section 12.1, which notices shall set forth the calculations on which such determination was made.”

6. Amendment to Section 12.7 of the Indenture. Section 12.7 of the Indenture shall be amended by replacing clause (1) thereof with the following:

“(1) the Company shall compute the adjusted Conversion Rate in accordance with Sections 12.6 and 12.8, as applicable, and shall prepare an Officer’s Certificate setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall promptly be filed with the Trustee and with each Conversion Agent; and”

7. Amendment to Article XII of the Indenture. Article XII of the Indenture shall be amended to add the following Section 12.8 immediately following Section 12.7 (Notice of Adjustments of Conversion Rate) thereof. Section 12.8 of the Indenture (Notice of Certain Corporate Action), as it existed prior to the amendment made hereby, shall be renumbered Section 12.9 and the remainder of the sections of Article XII thereof shall be renumbered accordingly. Any references in the Indenture to renumbered Section 12.8 and any other such renumbered Sections shall be deemed to be references to such Sections as renumbered hereby.

“Section 12.8 Adjustment of Conversion Rate upon a Make-whole Fundamental Change.

(1) If a Holder elects to convert Securities pursuant to Section 12.1(7) above in connection with a transaction described therein and the transaction has an effective date occurring during the period from October 1, 2008 until October 1, 2010 and also constitutes a Change in Control (a “Make-whole Fundamental Change”), the Conversion Rate for such Securities so converted shall be increased by an additional number of shares of Common Stock pursuant to this Section 12.8 (the “Additional Shares”) as described below. Any conversion shall be deemed to have occurred in connection with such Make-whole Fundamental Change only if such Securities are surrendered for conversion at a time when the Securities would be convertible as a result of the expected or actual occurrence of such Make-whole Fundamental Change and notwithstanding the fact that a Security may then be convertible because another condition to conversion has been satisfied.

(2) The number of Additional Shares by which the Conversion Rate shall be increased shall be determined by reference to the table attached as Schedule A hereto, based on the Effective Date and the Stock Price paid or deemed paid per share of Common Stock in the Make-whole Fundamental Change. If a Holder elects to convert Securities prior to the Effective Date of any Make-whole Fundamental Change, and the Make-whole Fundamental Change does not occur, such Holder shall not be entitled to an increased Conversion Rate in connection with such conversion.

(3) The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Securities is adjusted pursuant to Section 12.6. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to the adjustment giving rise to the Stock Price adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 12.6. The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(a)	if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight- line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(b)	if the Stock Price is greater than $100.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A hereto), no Additional Shares shall be issued upon conversion; and

(c)	if the Stock Price is less than $12.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A hereto), no Additional Shares shall be issued upon conversion.

Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion of the Securities exceed 64.9351 per $1,000 principal amount of Securities, subject to adjustments in the same manner as the Conversion Rate under Section 12.6.

(4) If the Company adjusts the Conversion Rate pursuant to this Section 12.8, the Company shall provide written notification to the Conversion Agent and notify Holders by (a) providing written notification to the Holders in the manner provided in Section 1.6, (b) issuing a press release containing the relevant information or (c) making such information available on the Company’s website or through other public medium as the Company may choose.

(5) Settlement of the Additional Shares shall occur as promptly as practicable following the later of (a) the date on which settlement in accordance with Section 12.3 hereof of the Securities tendered for conversion in connection with a Make-whole Fundamental Change occurs and (b) the Effective Date.

(6) Notwithstanding anything to the contrary in this Indenture, if the consideration for Common Stock in such Make-whole Fundamental Change is composed entirely of cash, with respect to any conversion of Securities for which the relevant Conversion Date occurs on or after the Effective Date of such Make-whole Fundamental Change, the conversion obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount equal to the Conversion Rate (including any adjustment) multiplied by such Stock Price. Nothing in this Section 12.8 shall impair the right of Holders to receive the consideration payable in connection with a conversion made pursuant to paragraph (7) of Section 12.1 hereof in lieu of the consideration provided by this Section 12.8 if such amount is greater than the amount provided by this Section 12.8.”

8. Amendment to Section 13.6 of the Indenture. Section 13.6 of the Indenture shall be amended by replacing clause (9) thereof with the following:

“(9) the Conversion Rate applicable on the Change in Control Notice Date and whether the Change in Control also constitutes a Make-whole Fundamental Change such that the Conversion Rate will be increased pursuant to Section 12.8;”

9. Amendment to Add Schedule A to the Indenture. The Indenture shall be amended to include the following schedule immediately preceding “ANNEX A—Form of Unrestricted Securities Certificate” in the Indenture and such schedule shall be designated as “Schedule A”:

“Schedule A — Additional Shares Table

The following table sets forth the Additional Shares to be delivered per $1,000 principal amount of Securities pursuant to Section 12.8 of this Indenture:

Stock Price on
Effective Date	10/1/08	4/1/09	10/1/09	4/1/10	10/1/10
$12.00- $15.40	2.4351	2.4351	2.4351	2.4351	2.4289
$17.00	2.4351	2.4351	2.4351	2.4351	0.0000
$19.00	2.4351	2.4351	2.4351	1.6330	0.0000
$21.00	2.4351	2.4351	2.3336	1.1092	0.0000
$23.00	2.4351	2.4351	1.8778	0.9062	0.0000
$25.00	2.4351	2.4150	1.6157	0.8029	0.0000
$27.00	2.4351	2.1414	1.4441	0.7320	0.0000
$30.00	2.4193	1.8555	1.2645	0.6495	0.0000
$40.00	1.6917	1.3108	0.9035	0.4673	0.0000
$50.00	1.2874	1.0006	0.6912	0.3581	0.0000
$70.00	0.8296	0.6474	0.4489	0.2334	0.0000
$100.00	0.4868	0.3827	0.2673	0.1399	0.0000

”

10. THIS SECOND SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

11. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

12. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

13. Effectiveness of Second Supplemental Indenture. This Second Supplemental Indenture shall be effective upon its signing by the parties hereto.

14. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

15. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the this Second Supplemental Indenture, the Indenture or the Securities.

17. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

BOWNE & CO., INC.

By:	/s/ Bryan Berndt

	Name:	Bryan Berndt

Title: Treasurer and Vice President of Tax and Finance

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Franca M. Ferrera

	Name: Title:	Franca M. Ferrera Assistant Vice President